Exhibit 99.3

[J.P.MORGAN]

November 11, 2011

LAN Airlines S.A.
Av. Presidente Riesco 5711, 20th Floor
Las Condes, Santiago, Chile

Re:	Registration Statement on Form F-4 of LAN Airlines S.A. and Holdco II S.A.

Ladies and Gentlemen:

We hereby consent to (i) the inclusion of our opinion letter dated January 18, 2011 to the Board of Directors of LAN Airlines S.A. (the “Company”) in the Offer to Exchange/Prospectus included in the above-referenced Registration Statement as Annex A thereto, which relates to the proposed combination of the Company and TAM S.A., and (ii) the references to such opinion in such Offer to Exchange/Prospectus. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we hereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

J.P. MORGAN SECURITIES LLC

By	/s/ J. P. Morgan Securities LLC
	Name:	Juan I. Langlois
	Title:	Managing Director